AGREEMENT AND PLAN OF EXCHANGE

    AGREEMENT AND PLAN OF EXCHANGE ("Agreement"), dated as of the 9th day of April, 1999, by and between Custom Touch Electronics, Inc., a Nevada corporation ("CTE"), and lntraco Systems, Inc., a Florida corporation ("ISI").

                           Plan of Exchange
     The Plan of Exchange will consist of the acquisition by statutory merger of 100% of the issued and outstanding shares of ISI by CTE and the issuance by CTE to ISI of a total of 12,500,000 shares of CTE's restricted common stock, having a par value of $.001, to be issued upon and subject to the terms and conditions of the Agreement hereinafter set forth. In addition, there shall be issued 1,487,298 shares of CTE's restricted common stock, having a par value of $.001, to Jensen Services and Associates for services associated with this Agreement and Plan of Exchange.

    NOW, THEREFORE, in consideration of the promises and the mutual and dependent covenants hereinafter contained, the parties hereto represent, warrant, covenant, and agree as follows:
                                ARTICLE I
     1.1 Agreement to Consummate Transactions. Subject to the terms and conditions of this Agreement, ISI and CTE agree to consummate or cause to be consummated, the transactions contemplated by Sections 1.2 through 8.1 of this Agreement ("Transactions"), and agree that the consummation of each of the Transactions is conditional upon the consummation of each of the other Transactions.
     1.2 Closing. A meeting of the parties to this Agreement ("Closing") will take place at which time certificates, letters and other documents required by this Agreement will be delivered or exchanged. The Closing will take place at the office of CTE as soon as practicable after the parties have obtained the required shareholder approval, and this Agreement shall be declared effective as of April 5, 1999.
     1.3 Consummation of Transactions. If at the Closing no condition exists which would permit any of the parties to terminate this Agreement, or a condition then exists and the party entitled to terminate because of that condition elects not to do so, then and thereupon CTE and ISI will exchange the documents necessary to effect the reorganization contemplated by this agreement.
     1.4 Acquisition of Shares. Upon, and subject to the terms and conditions herein stated, CTE shall acquire from ISI's shareholders and ISI's shareholders shall transfer, assign and convey to CTE 100% of the issued and outstanding shares of common stock of ISI.
     1.5 Consideration, Issuance and Delivery of Stock. In consideration of, and in exchange for the foregoing transfer, assignment and conveyance, and subject to compliance by ISI with its warranties and undertakings contained herein. CTE shall:
         A. At Closing, issue and deliver to ISI 12,500,000 shares of CTE's common stock in exchange for all of the issued and outstanding common shares of ISI. The stock will be issued on a restricted and investment basis, which upon such issuance and delivery, shall be fully paid and non-assessable.
         B. Place on each certificate representing their shares of CTE a standard form investment legend stating that the shares are not registered under the Securities Act of 1933 and cannot be sold, hypothecated, or transferred without registration or under an appropriate exemption from registration. CTE has not represented, directly or indirectly, that it will take any measure to make the exemption available.
     1.6 Limitation of Subsequent Corporate Actions. It is expressly understood and agreed that ISI, CTE and their affiliates, will not effect a reverse split of the Company's common stock after the Reorganization for a period of eighteen months unless it is determined that it is necessary for additional funding. In no case shall the reverse split be greater than 3 to
1. If a reverse split is effected Jensen Services and Associates shall retain the same interest as was held prior to the reverse split. It is also agreed that reverse splits of the Company's common stock shall be discussed with Jensen and Associates prior to implementation. Additionally, the assets of ISI shall remain in place as part of the business operations of ISI for a period of one year, barring written waiver by the parties.
     1.7 As of April 5, 1999 the 506 private placement currently being offered by ISI will be discontinued until after the Reorganization is complete.
     1.8 Exchange of shares for ISI preferred shareholders and option holders shall be completed after the Reorganization by ISI.

                              ARTICLE II
Representations and Warranties of ISI
ISI represents and warrants to CTE as follows:
    2.1 Organization and Good Standing. ISI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power to carry on its business as it is now being conducted. Copies of ISI's Articles of Incorporation, as amended or as restated, and By-laws, both as presently in effect, are complete and correct.
    2.2 Capitalization. ISI 's authorized capital stock consists of 50,000,000 shares of common stock having $.001 par value per share, of which 10,531,500 shares are presently issued and outstanding, and 10,000,000 shares of preferred stock, $.001 par value, of which 818,500 shares are presently issued and outstanding, all of which is held by the Shareholders. There are warrants for the purchase of 150,000 shares and 1,000,000 employee stock options granted as per the ISI ESOP. No pre-emptive rights are conferred by the class of stock, and there are no outstanding calls, commitments, convertible securities or demands, other than those listed above, of any character relating to the capital stock of ISI, whether issued or unissued.
     2.3 Authority. ISI has the corporate power to enter into this Agreement and carry out the transactions contemplated hereby. The execution, delivery, and performance of the Agreement by ISI will have been duly and validly authorized and adopted by CTE Board of Directors, this Agreement and the consummation of the Plan of Exchange will have been duly and validly authorized and approved by all necessary corporate action on the part of ISI, and this Agreement will be legally binding, and enforceable against ISI in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and subject to principles of equity, which may affect the availability of remedies with respect thereto. To the best knowledge of ISI, the entering into this Agreement by ISI does not, and the consummation by ISI of the Transactions contemplated by this Agreement will not violate the provisions of (i) any applicable laws of the United States or any other state or jurisdiction in which ISI does business; (ii) ISI's Certificate of Incorporation or By-Laws-, or (iii) any judgment or decree applicable to ISI subject to the obtaining of ISI of the permits, approvals, consents, authorizations and modifications referred to in Section 6.3 hereof, no default or breach will occur in any material respect by virtue of the Plan of Exchange under any material contract, agreement, mortgage, indenture or other instrument, which ISI is a part or by which it is bound, and no material right of ISI under any such existing contract, agreement, mortgage, indenture or other instrument will be extinguished by virtue of the Agreement.
     2.4 Rights, Titles and Interests. The shares to be acquired by CTE represent 100% interests in all the assets and business of ISI. ISI will not withhold or withdraw any of the same without prior written approval of CTE.
     2.5 Financial Statements. ISI's audited financial report dated December 31, 1998 listed as Exhibit A, are attached hereto and made a part hereof.
     2.6 Absence of Certain Changes of Events. Except as permitted or contemplated by this Agreement, or disclosed to CTE, there has not been:
          A. Any material adverse change in the assets (including any such change caused by damage, destruction or loss, whether or not insured), the results of operations (including any change caused by discontinued operations), or the business prospects or conditions, financial or otherwise of ISI; not to the knowledge of ISI has any event or condition occurred which may result in such change;
          B. Any declaration, setting aside or payment of any dividend or other distribution in respect to ISI Common Stock;
     C.     Any repurchase or redemption by ISI of any ISI Common Stock; or
          D. Any sale or transfer by ISI of any material, tangible asset, or any mortgage, pledge, lease or lien, charge or encumbrance on any assets, or any such lease or real property, machinery, equipment or buildings, other than in the ordinary course of business.
     2.7 Litigation. Except as disclosed to CTE, there are no judicial or administrative actions, suits, proceeding or investigations pending, or, to the best knowledge and belief of ISI threatened against which might result in any material adverse change in the condition (financial or other), properties, assets, business, operations or prospects of ISI or in any material liability on the part of ISI or which question the validity of this Agreement or of any action taken or to be taken in connection herewith. There are no citations, fines or penalties heretofore asserted against ISI under any federal, state or local law relating to air or water pollution, or other environmental protection matters, or relating to occupational health or safety.
     2.8 Disclosing of Material Information. Neither this Agreement nor any exhibit hereto contains any untrue statement or material fact, or admits to state a material fact necessary to make the statements herein or therein not misleading, relating to the business or affairs of ISI. There is no fact known to ISI which materially adversely affects the business, condition (financial or otherwise) or prospects of ISI which has not been set further herein or disclosed to CTE.
     2.9 Liabilities. There are no material liabilities of ISI, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of ISI, its agents or servants occurring prior to the statement date, which are not disclosed by or reflected in said financial statements, except as disclosed in the Disclosure Statement. There are no such liabilities of ISI which have arisen or relate to any transaction of ISI, its agents or servants, occurring since that statement date, other than normal liabilities incurred in the normal conduct of the business of ISI, and none of which have a material adverse effect on the business or financial condition of ISI, except as disclosed in the Disclosure Statement. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of ISI, except as disclosed in the Disclosure Statement.
     2.10 Taxes. All federal, province, county and local income, ad valorem, excise, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by ISI, and there are no unpaid taxes which are, or could become a lien on the properties and assets of ISI, except as provided for in the financial statements of their date, or have been incurred in the normal course of business of ISI since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued.
     2.11 Accuracy of All Statements Made by ISI. No representation or warranty by ISI in this Agreement, nor any statement certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of ISI pursuant to this Agreement, nor any document or certificate delivered to CTE pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

                            ARTICLE III
Representations and Warranties of CTE
CTE represents and warrants to ISI as follows;
     3.1 Organization and Good Standing of CTE. CTE is a corporation duly organized, existing and of good standing under the laws of the State of Nevada with full corporate power to carry on its business as it is now being conducted. CTE has qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the character and location of the properties owned or leased by it, or the nature of the business transacted by it, makes such qualification necessary. Copies of CTE's
Articles of Incorporation, as amended, and By-Laws, both as presently in effect, are complete and correct.
     3.2 Capitalization. CTE's authorized capital stock consists of 100,000,000 shares of common stock, par value of $.001, of which 2,429,989 shares, are issued and outstanding, fully paid and non-assessable. There are no outstanding warrants to purchase CTE common stock. No pre-emptive rights are conferred by the class of stock, and there are no outstanding calls, commitments, convertible securities or demands, other than those listed above, of any character relating to the capital stock of CTE, whether issued or unissued. Investment shares of CTE common stock to be issued in connection with this Agreement, when so issued will be duly authorized, validly issued, fully paid, and non-assessable.
     3.3 Authority. CTE has the corporate power to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by CTE has been duly and validly authorized and approved by CTE's Board of Directors. Otherwise, the entering into of this Agreement by CTE does not, and the consummation by ISI and CTE of the transactions contemplated hereby, will not violate the provisions of (i) any applicable laws of the State of Nevada, or any other jurisdiction in which CTE does business; (ii) CTE's Articles of Incorporation; as amended, or its By-Laws; or (iii) any judgement or decree applicable to subject to the obtaining of CTE approvals, consents, authorizations and modifications referred to in Sections 6.3 hereof, no default or breach will occur in any material respect by virtue of this Agreement under any material contract mortgage, agreement, indenture or other instrument applicable to CTE and no rights of CTE under any existing contract, agreement, mortgage, indenture or other instrument will be extinguished by virtue of the Agreement.
     3.4 Financial Statements. CTE's audited financial report dated December 31, 1998, listed as Exhibit "B" attached hereto and made a part hereof, is true and complete in all material respects, such having been prepared in accordance with generally accepted accounting principles consistently followed through the periods covered by such statements, and present fairly, in accordance with generally accepted accounting principles, the financial condition of CTE and the results of its operations for the period covered thereby. Excepting a one (1) for Five Hundred (500) share reverse split of the outstanding shares of CTI as reported in December 31, 1998 balance sheet there has not been, ince the date of said Report, any material change in the financial condition, properties, assets, liabilities, business or operations of CTE which has been, or to the best knowledge of CTE, is likely to be materially adverse with respect to CTE. As soon as practicable after consummation of the transaction contemplated by this Agreement CTE will prepare audited consolidated financial statements, and will update and file any necessary reports and filings required by applicable Rules and Regulations of the Securities And Exchange Commission as required.
     3.5 Absence of Certain Changes of Events. Since the date of CTE's last financial report there have not been:
         A. Any material adverse change in the assets (including any such change caused by damage, destruction or loss, whether or not insured). The results of operations (including any change caused by discontinued operations) or the business prospects or condition, financial or otherwise of CTE, nor, to the knowledge of CTE, has any event or condition occurred which may result in such change;
          B. Until the date of Closing, CTE will conduct its business in the ordinary and usual course; and prior to the time of Closing, it will not, without the written consent of ISI dispose of any property, except in the regular, ordinary course of business, declare or pay any dividends, or make any other distribution to the shareholders, or issue or purchase any stock.
     3.6 Litigation. There are no judicial or administrative actions, suits of a material nature, proceedings or investigations pending, or threatened against CTE which might result in any material adverse change in the condition (financial or other), properties, assets, business, operations or prospects of CTE or in any material liability on the part of CTE or which question the validity of the Agreement or of any action taken or to be taken in connections herewith. There are no citations, fines or penalties heretofore asserted against CTE under any federal, state or local law relating to air or water pollution, or other environmental protection matters, or relating to occupational health or safety.
     3.7 Disclosing of Material Information. Neither this Agreement nor any exhibit hereto contains any untrue statement of material fact, or admits to state a material fact necessary to make the statement herein or therein not misleading, relating to the business or affairs of to the best knowledge and belief of its officers and directors. There is no fact known to CTE which materially adversely affects the business, condition (financial or otherwise) or prospects of CTE which has not been set forth herein or otherwise disclosed to ISI and its legal counsel.
     3.8 Liabilities. There are no material liabilities of CTE, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of CTE, its agents or servants occurring prior to the statement date, which are not disclosed by or reflected in said financial statements, except as disclosed in the Disclosure Statement. There are no such liabilities of CTE which have arisen or relate to any transaction of CTE, its agents or servants, occurring since that statement date, other than normal liabilities incurred in the normal conduct of the business of CTE, and none of which have a material adverse effect on the business or financial condition of CTE, except as disclosed in the Disclosure Statement. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of CTE, except as disclosed in the Disclosure Statement.
     3.9 Finders' fees. CTE has engaged the services of Jensen Services and Associates as finder and advisor in connection with the transaction contemplated hereby and has delivered to Jersen Services and Associates, as consideration for those services, 1,487,298 of its restricted common shares.
     3.10 Taxes. All federal, province, county and local income, ad valorem, excise, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by CTE, and there are no unpaid taxes which are, or could become a lien on the properties and assets of CTE, except as provided for in the financial statements of their date, or have been incurred in the normal course of business of CTE since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued.
     3.11 Accuracy of All Statements Made by CTE. No representation or warranty by CTE in this Agreement, nor any statement certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of CTE pursuant to this Agreement, nor any document or certificate delivered to ISI pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

                              ARTICLE IV
Covenants of ISI
ISI Covenants with CTE as follows:
     4.1 Negative Covenants. From the date of this Agreement, and prior to closing, ISI will not, without the prior written consent of CTE engage in any of the following transactions:
          A. Engage in any activities or transactions which will be outside the normal course of its business;
          B. Issue any additional shares of ISI common stock, or issue any shares of stock in ISI or any shares of stock in ISI or any option, warrant or right to acquire stock in ISI;
          C. Pay any dividend or make any distribution in respect to this capital stock;
          D. Sell any of its assets, other than in the ordinary course of business;
          E.     Amend its Certificate of Incorporation or its By-Laws;
          F. Recapitalize, reorganize or be a party to any merger or consolidation or sale of all or substantially all of its assets; or
          G. Make any loans or grant increases in compensation to its officers or employees.
     4.2 Affirmative Covenants. Prior to the Closing Date, ISI will do or has done the following:
          A. ISI has convened a special meeting of the stockholders of ISI, at which time the shareholders of ISI agreed to proceed with the Agreement and the Plan of Exchange;
          B. ISI will use its best efforts to preserve its business organization intact, and retain the services of its officers and employees;
          C. ISI will afford to the officers, attorneys, accountants and other authorized representatives of CTE full and free access to its properties, books, tax returns and records, in order that CTE may have a full opportunity to make such investigations as CTE desires of the affairs of ISI;
          D. ISI will promptly advise CTE in writing of any materially adverse change in the financial condition, business, operations or key personnel of ISI, any breach of its representations or warranties contained herein, and any material contract, agreement, license or other arrangement which, if in effect on the date of this Agreement, should have been included in this Agreement; and
          E. ISI will use its best efforts to accomplish all actions necessary to consummate the Plan of Exchange, including the satisfaction of all the conditions set forth in this Agreement.

                               ARTICLE V
Covenants of CTE
CTE covenants with ISI as follows:
     5.1 Negative Covenants. CTE will not, without the prior written consent of ISI:
          A.     Declare any dividends payable in shares of CTE common stock;
          B. Spilt or combine or reclassify the outstanding shares of CTE common stock; or
          C. Merge into, sell all or substantially all of its assets to any person or entity.
     5.2 Affirmative Covenants. Prior to Closing date, CTE will do the following:
          A. CTE will reserve, and promptly after the Closing will issue and deliver the number of shares of CTE common stock required, and will take all other actions contemplated hereby with respect to CTE common stock to be registered under the Securities or "Blue Sky" Laws of every jurisdiction in the United States in which any trading of CTE's common stock is contemplated or is taking place, or in any state which such qualifications is required;
          B. CTE will use its best efforts to accomplish all actions necessary to consummate the Agreement, including satisfaction of all the conditions contained in this Agreement;
          C. CTE will promptly advise ISI in writing of any materially adverse changes in the financial condition, business, operations, or key personnel of CTE any breach of its representations or warranties contained herein, and any material contract, agreement, license or other arrangement which, if in effect on the date of this agreement, should have been included in the Agreement;
          D. CTE will afford to the officers, attorneys, accountants and other authorized representatives of ISI full and free access to its properties, books, tax returns and records, in order that ISI may have a full opportunity to make such investigations as ISI desires of the affairs of CTE.

                             ARTICLE VI
Mutual Conditions
     Neither ISI nor CTE will be obligated to complete or cause to be completed the transactions contemplated by this agreement unless the following conditions have been met prior to or at the Closing:
     6.1 Absence of Restraint. No order to restrain, enjoin or otherwise prevent the consummation of this Agreement, or the transactions contemplated herein shall have been entered by any court of or administrative body, and no proceeding to obtain any such order shall have been commenced or shall be threatened.
     6.2 Absence of Termination. The obligations to consummate the transactions contemplated hereby shall not have been canceled pursuant to sections 9.l.
     6.3 Required Approvals. ISI and CTE shall have received all such approvals, consents, authorizations or modifications as may be required to permit the performance of ISI and CTE of their respective obligations under this Agreement, and the consummations of the transactions herein contemplated (whether for governmental authorities or other persons), and ISI and CTE shall each have received any and all permits and approvals from any regulatory authority having jurisdiction required for the lawful consummation for the Plan of Exchange.
     6.4 Blue Sky Compliance. There shall have been obtained any and all permits, approvals and consents of the Securities or "Blue Sky" Commissions or any jurisdictions, and of any other governmental body or agency, which counsel for CTE may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws.

                         ARTICLE VII
Conditions to ISI's Obligations
     ISI shall not be obligated to complete or cause to be completed the transactions contemplated by this Agreement unless the following conditions have been met prior to or at the Closing:
     7.1 Compliance with Representations, Warranties and Covenants. All of the representations and warranties of CTE made in or pursuant to this Agreement are true and shall be true in all material respects at and as of the Closing date, with the same force and effect for changes contemplated or permitted by the Agreement or otherwise approved in writing by ISI. CTE shall have complied with and performed all of the covenants contained in this Agreement to be performed by them at or prior to the Closing Date. Such shall be evidenced by appropriate Schedules to be attached hereto and incorporated by reference and certified as correct by the President of CTE.

                             ARTICLE VIII
Conditions to Obligations of CTE
     CTE shall not be obligated to complete or cause to be completed the transactions contemplated by this Agreement unless the following conditions have been met prior to or at the Closing:
     8.1 Representations, Warranties and Covenants. All of the representations and warranties of ISI contained in this Agreement and in its Business Plan provided CTE are true and shall be true in all material respects at and as of the Closing date. Such shall be evidenced by appropriate Schedules attached hereto and incorporated by reference and certified as correct by the Shareholders and President of ISI.

                           ARTICLE IX
Miscellaneous
     9.1 Termination. This Agreement may be terminated or canceled, and the transactions contemplated hereby may be abandoned, notwithstanding stockholder authorization, at any time before consummation of the Agreement:
          A.     By mutual consent of the Board of Directors of ISI and CTE;
          B. By any party in the event that any of the conditions specified in Article VI shall not have been satisfied within the time contemplated by this Agreement;
          C. By CTE if any of the conditions specified in Article VIII shall not have been satisfied within the time contemplated by this Agreement;
or
          D. By ISI if any of the conditions specified in Article VII shall not have been satisfied within the time contemplated by this Agreement.
     9.2 Effect of Termination. If this Agreement is terminated, this Agreement, except as to Sections 9.3 and 9.4, shall no longer be of any force or effect and there shall be no liability on the part of any part of any party or its respective directors, officers or stockholders provided, however, that in the case of a termination without cause by a party or a termination pursuant to Sections 9.1 (c) or (d) hereof because of a prior material default under or material breach of this Agreement by another party, the damages which the aggrieved party or parties may recover from the defaulting party or parties shall in no event exceed the amount of out-of-pocket costs and expenses incurred by such aggrieved party or parties in connection with this Agreement.
     9.3     Return of Information; Confidentially.  In the event this
Agreement is terminated or the Plan of Exchange is not consummated for any reason. ISI and CTE agree that all written information and documents supplied by either ISI and CTE to each other shall be promptly returned to the other party at its request, and ISI and CTE shall each use its best efforts to cause confidential information to continue to be treated as confidential.
     9.4 Costs and Expenses. All costs and expenses incurred in connection with this Agreement will be paid by the party incurring expenses.
In the event of any termination of this Agreement, pursuant to Section 9.1, subject to the provisions of 9.2, ISI and CTE will each bear their own expenses.
     9.5 Extension of Time; Waivers. At any time prior to the Closing date:
          A. CTE may (i) extend the time for the performance of the obligations or other acts of ISI; (ii) waive any inaccuracies in the representations and warranties of ISI contained herein or in any document delivered pursuant hereto by ISI, and (iii) waive compliance with any of the agreements or conditions herein to be performed by CTE. Any agreement on the part of ISI to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of ISI.
     9.6 Assignability. This Agreement shall inure to the benefit of, and be binding on the parties hereto and their respective successors and assigns, provided that this Agreement may not be assigned by any party without the prior written consent of the other party.
     9.7 Reliance of Counsel. In rendering any opinion referred to herein, counsel may rely, as to any factual matters involved in their opinion, on certificates of public officials and of corporate officers, opinions of corporate general counsel, and such other evidence as such counsel may reasonably deem appropriate, and as to matters governed by laws of jurisdictions other than the United States or the state in which said counsel is located, an opinion of local counsel in jurisdictions, which counsel shall be satisfactory to the other parties in the exercise of their reasonable judgement.
     9.8 Notices. Any notice to any party hereto pursuant to this Agreement shall be given by Certified or Registered mail, addressed as follows:

                    Custom Touch Electronics, Inc.
                    764 W. South Temple
                    Salt Lake City, UT 84104

                        Intraco Systems, Inc.
                    3998 FAU Blvd., Suite 210
                    Boca Raton, FL 33431
     9.9 Amendment. This Agreement may be amended with the approval of the Board of Directors of ISI and CTE at any time before or after approval thereof by the stockholders of ISI and CTE; but after any such stockholder approval, no amendment shall be made which substantially and adversely changes the terms hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     9.10     Entire Agreement; Counterparts; Applicable Law.  This Agreement
(a) constitutes the entire agreement and superseded all prior agreements and understanding, both written and oral among the parties with respect to the subject matter hereof, (b) may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument, and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Nevada.
     9.11 Titles. The titles and capitals of the Sections and paragraphs of this Agreement are included for convenience of reference any and shall have no effect on the constructions or meaning of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
     CUSTOM TOUCH ELECTRONICS, INC.

     By:_________________________________
           Terry Nish, President

     INTRACO SYSTEMS, INC.

     By:_________________________________
           Jack S. Berger, President